Daktronics, Inc. Announces Second Quarter Fiscal 2008 Results

Financial Highlights Include:

• Fiscal 2008 second quarter net sales up 6% and 17% year to date

• Net income up 9% year to date

Brookings, S.D. – Nov. 14, 2007 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2008 second quarter net sales of $131.4 million and net income of $8.0 million, or $0.19 per diluted share, compared with second quarter net sales of $123.5 million and net income of $8.9 million, or $0.22 per diluted share for fiscal 2007. Backlog at the end of the second quarter was approximately $119 million, compared with a backlog of approximately $121 million at the end of the second quarter of fiscal 2007 and $142 million at the end of the first quarter of fiscal 2008.

Net sales, net income and earnings per share for the six months ending October 27, 2007 were $252.4 million, $15.1 million and $0.37 per diluted share, respectively, compared to $215.7 million, $13.9 million and $0.34 per diluted share, respectively, for the same period in fiscal 2007.

“We are pleased to report year-over-year net sales and net income growth through the first six months of fiscal 2008. However, net sales in the quarter were slightly below our expectations for a couple of reasons,” said Jim Morgan, president and chief executive officer. “First, shipments and lead times of our Galaxy® products were stretched out as a result of supply chain issues at our Redwood Falls plant. We have addressed the issues causing this, and as we enter the third quarter, we are running much better. We have also streamlined the product mix in that plant to allow better focus and increased production. We conclude that sales were impacted by more than $3 million due to these production issues, and this revenue should be partially recovered in the third quarter. Second, some contracts in our live events business have been delayed. We anticipate that, for the most part, these will fall into the 2008 fiscal third quarter. It is also important to keep in mind that the second quarter one year ago included exceptionally strong results.”

Morgan continued, “We have received verbal commitments or non-binding letters of intent for three large sports projects which we expect to book in the fiscal 2008 third quarter. These orders include major league baseball facilities and in total should exceed $35 million. We are very pleased about these projects and our position on a few additional large projects that are currently being worked on by our sales and engineering people.”

“Our commercial business unit continued to perform well with sales for the quarter up 25 percent as compared to the fiscal 2007 second quarter. We continue to see strong demand for our digital billboards, and our Valo® product line continues to be well received,” said Morgan.

“In our international business, we are continuing to see more momentum in Europe, while Asia Pacific performance has been slightly less than expectations through the first half of fiscal 2008. We remain optimistic that our international business is an opportunity for significant long-term growth, and we are pleased with our progress to date in both Europe and Asia, keeping in mind we have been in China for only about two years,” said Morgan.

Morgan added, “Our schools and theatres business unit is having a solid year, with sales up more than 37 percent year-to-date. Our acquisition of the Vortek® automated rigging systems as well as sales of more sophisticated systems for elementary and high schools is causing this expansion in sales. Performance of that unit through the summer rush season was the direct result of process improvements from our lean manufacturing initiatives. We held deliveries extremely well throughout the summer, a significant improvement over last year. Finally, net sales in our transportation business are up over 40 percent year to date as we were able to better meet demand.”

“Our gross margin percent was a little less than expected due to a couple of projects that incurred extra costs,” said Bill Retterath, chief financial officer. “Headed into the third quarter, subject to the effects of the holiday and our order bookings, we should see margins equal to or greater than the fiscal 2008 second quarter. We also gained another percentage point on our operating expenses for the quarter despite hitting the low end of our sales range. We continue to make progress at controlling operating expenses.“

Retterath added, “During the first week of our fiscal 2008 third quarter, we sold approximately 90 percent of our ownership interest in Arena Media Networks for a book gain in excess of $2.5 million, which will be recognized in the third quarter. We will maintain a minority interest in the company and continue to provide technology solutions and network operating center services to it. This also provides for a substantial decline in debt levels for the third quarter,” concluded Retterath.

Business Outlook

The company is providing financial guidance for the third quarter of fiscal 2008. Daktronics expects that net sales for the third quarter of fiscal 2008 will be in the range of $107 million to $116 million and net earnings will be in the range of $0.10 to $0.15 per share. As in the past, this guidance is subject to a number of factors that could cause it to vary.

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2007 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 697-4000
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	October 27,	October 28,	October 27,	October 28,
	2007	2006	2007	2006
Net sales	$131,436	$123,530	$252,359	$215,683
Cost of goods sold	92,236	88,160	176,280	153,937
Gross profit	39,200	35,370	76,079	61,746

Operating expenses:
Selling	15,162	12,412	30,006	24,858
General and administrative	6,434	4,628	12,436	8,356
Product design and development	5,266	3,936	10,022	7,555
	26,862	20,976	52,464	40,769
Operating income	12,338	14,394	23,615	20,977

Nonoperating income (expense):
Interest income	463	511	847	1,155
Interest expense	(324)	(56)	(750)	(81)
Other income (expense), net	(204)	(648)	(505)	(541)

Income before income taxes	12,273	14,201	23,207	21,510
Income tax expense	4,264	5,310	8,086	7,631
Net income	$8,009	$8,891	$15,121	$13,879

Weighted average shares outstanding:
Basic	39,818	39,128	39,732	39,053
Diluted	41,436	41,129	41,359	41,072

Earnings per share:
Basic	$0.20	$0.23	$0.38	$0.36
Diluted	$0.19	$0.22	$0.37	$0.34

Cash dividend paid per share	$-	$-	$0.07	$0.06

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	October 27,
	2007	April 28,
	(unaudited)	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,127	$2,590
Accounts receivable, less allowance for doubtful accounts	51,886	56,692
Inventories	52,703	45,835
Costs and estimated earnings in excess of billings	28,885	22,314
Current maturities of long-term receivables	8,160	6,831
Prepaid expenses and other	4,538	5,044
Deferred income taxes	7,956	7,761
Income taxes receivable	-	731
Rental equipment available for sale	88	188
Total current assets	158,343	147,986

Advertising rights, net	3,581	3,830
Long-term receivables, less current maturities	15,221	11,211
Investments in affiliates	8,660	8,762
Goodwill	4,575	4,408
Intangible and other assets	3,247	3,391
Deferred income taxes	-	136
	35,284	31,738
PROPERTY AND EQUIPMENT:
Land	3,179	3,275
Buildings	45,872	36,822
Machinery and equipment	44,006	38,420
Office furniture and equipment	42,207	37,520
Equipment held for rental	3,824	2,600
Demonstration equipment	6,730	5,939
Transportation equipment	6,494	6,669
	152,312	131,245
Less accumulated depreciation	53,858	45,119
	98,454	86,126
TOTAL ASSETS	$292,081	$265,850

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	October 27,
	2007	April 28,
	(Unaudited)	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$25,243	$24,615
Accounts payable	32,386	26,094
Accrued expenses and warranty obligations	22,506	21,849
Current maturities of long-term debt and marketing obligations	1,100	1,002
Billings in excess of costs and estimated earnings	15,280	18,293
Customer deposits	12,140	5,857
Deferred revenue	7,215	5,333
Income taxes payable	163	39
Total current liabilities	116,033	103,082

Long-term debt, less current maturities	73	592
Long-term marketing obligations, less current maturities	439	473
Long-term warranty obligations and other payables	3,949	5,366
Deferred income taxes	2,629	2,629
	7,090	9,060
TOTAL LIABILITIES	123,123	112,142

SHAREHOLDERS’ EQUITY:
Common stock	23,471	21,954
Additional paid-in capital	8,853	7,431
Retained earnings	136,820	124,469
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(177)	(137)
TOTAL SHAREHOLDERS’ EQUITY	168,958	153,708
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$292,081	$265,850

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Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	October 27, 2007	October 28, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,121	$13,879
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	10,042	5,660
Amortization	154	23
Gain (loss) on sale of property and equipment	(4)	68
Stock-based compensation	1,156	856
Equity in earnings and losses of affiliates	862	781
Provision for doubtful accounts	(94)	263
Deferred income taxes, net	(59)	(693)
Change in operating assets and liabilities	(1,190)	(10,168)
Net cash provided by operating activities	25,988	10,669

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(22,382)	(27,753)
Cash consideration paid for equity method investments	(750)	(13,771)
Sales of marketable securities, net	-	8,310
Proceeds from sale of property and equipment	379	44
Net cash used in investing activities	(22,753)	(33,170)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	100,899	2,363
Payments on notes payable	(100,271)	-
Proceeds from exercise of stock options and warrants	905	639
Excess tax benefits from stock-based compensation	267	251
Principal (payments) proceeds on long-term debt	(508)	25
Dividend paid	(2,770)	(2,339)
Net cash (used) provided in financing activities	(1,478)	939

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(220)	230

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,537	(21,332)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	2,590	26,921

CASH AND CASH EQUIVALENTS END OF PERIOD	$4,127	$5,589

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